EXHIBIT 99.1
Red Lion Hotels Corporation
Stock Ownership Guidelines for Directors and Executive Officers
     The Board of Directors (the “Board”) of Red Lion Hotels Corporation (the “Company”) believes that share ownership by the Company’s Directors and Executives (defined below) is very important for the Company. Share ownership demonstrates to our shareholders, the investing public and the rest of the Company’s associates senior management’s commitment to the Company and directly aligns senior management’s interests with our shareholders. Therefore, the Board has adopted the following Stock Ownership Guidelines for Directors and Executives effective as of March 23, 2010.
Stock Ownership Guidelines for Directors
     Each non-employee Director is required to own the lesser of either (i) 30,000 shares of the Company’s common stock, or (ii) a number of shares of the Company’s common stock equal in value to at least six times the director’s annual base retainer (however paid). Each Director will have three years from the later of the date of his or her election to the Board or the adoption of these guidelines to attain such level of ownership.
Stock Ownership Guidelines for Executive Officers
     Each of the Company’s President & CEO, Executive Vice Presidents, Chief Financial Officer and General Counsel (each an “Executive”) is required to own the lesser of either (i) 30,000 shares of the Company’s common stock, or (ii) a number of shares of the Company’s common stock equal in value to at least his or her annual base salary. Each Executive will have four years from the date of his or her appointment, or if currently an Executive, four years from the adoption of these guidelines to attain such level of ownership. These stock ownership guidelines do not apply to any Executive who is in his or her position on an interim basis.
Stock Ownership
     The following may be used in determining stock ownership for purposes of these guidelines:
•	Shares owned separately by the Director or Executive or owned either jointly with, or separately by, his immediate family members residing in the same household;
•	Shares held in trust for the benefit of the Director or Executive or his immediate family members;
•	Shares held through the Company’s 401(k) plan or any other deferred compensation or retirement plan; and
•	Shares previously issued or shares to be issued in the future upon vesting of restricted stock or restricted stock unit awards under the Company’s Stock Incentive Plan or any successor plan (and not thereafter sold).
     Stock ownership does not include any unexercised stock options or stock appreciation rights.